Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery
Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2018 RESULTS

With Record Net Income

(Bridgehampton, NY – April 25, 2018) Bridge Bancorp, Inc. (NASDAQ:BDGE), (the “Company”), the parent company of BNB Bank (“BNB”), today announced first quarter results for 2018.

The Company's first quarter 2018 financial results included:

•	Record net income for the 2018 first quarter of $12.1 million, or $0.61 per diluted share, compared to $9.2 million, or $0.47 per diluted share, for the 2017 first quarter.
•	Net interest income for the 2018 first quarter increased $4.1 million over the 2017 first quarter to $34.5 million, with a net interest margin of 3.42%.
•	Total assets of $4.5 billion at March 31, 2018, 11% higher than March 31, 2017.
•	Loan growth of $544 million, or 20%, compared to March 31, 2017, and $99 million, or 13% annualized, from December 31, 2017.
•	Deposit growth of $448 million, or 15%, compared to March 31, 2017, and $97 million, or 12% annualized, from December 31, 2017.
•	Non-public, non-brokered deposit growth of $345 million, or 16%, compared to March 31, 2017, and $36 million, or 6% annualized, from December 31, 2017.
•	Continued solid asset quality metrics and reserve coverage.
•	All capital ratios exceed the fully phased in requirements of Basel III rules.
•	Declared a dividend of $0.23 during the quarter.

Commenting on the first quarter results, Kevin O’Connor, President and CEO said, “The first quarter of 2018 was a solid quarter as we resumed our trend of increasing earnings, strong credit metrics, and steady growth. While these results reflect a lower effective tax rate, pre-tax performance is positive with record quarterly pre-tax income and an expanding net interest margin. Despite closing some branches this quarter, as previously announced, we cut the ribbon on our new location in Riverhead, NY. We look forward to serving the people and businesses in this important market.”

Net Earnings and Returns

Net income in the 2018 first quarter was $12.1 million, or $0.61 per share, an increase of $2.9 million compared to the 2017 first quarter, driven primarily by a rise in net interest income and lower provision for taxes, partially offset by higher non-interest expense. Return on average assets and equity in the 2018 first quarter were 1.09% and 10.86%, respectively, compared to 0.92% and 8.62%, respectively, in the 2017 first quarter.

Interest income was $41.4 million in the 2018 first quarter, an increase of $1.4 million compared to the 2017 fourth quarter, driven primarily by organic growth in loans and partially offset by a decrease in the average securities portfolio. Interest expense was $6.8 million in the 2018 first quarter, an increase of $0.4 million compared to the 2017 fourth quarter, due to an increase in average interest bearing liabilities coupled with an increase in average cost of interest bearing liabilities.

“Competition for deposits has been heating up in all of our markets. One need only open up the newspaper to see the rates that some financial institutions are offering. BNB is competing selectively with these offerings in a prudent manner, however, our reputation for outstanding service has helped us keep our deposit costs somewhat contained,” stated Mr. O’Connor.

“The Federal Reserve continues to raise short-term rates and although the yield curve did steepen through February, it has struggled to maintain that slope into the second quarter. We continue to focus on strategies to protect earnings and capital through the balance of 2018 and beyond,” noted Mr. O’Connor.

Provision for loan losses was $0.8 million for the 2018 first quarter, unchanged compared to the 2017 first quarter. The Company recognized recoveries of $0.3 million in the 2018 first quarter, compared to net charge-offs of $0.1 million in the 2017 first quarter.

For the 2018 first quarter, non-interest income was $4.1 million, unchanged compared to the 2017 first quarter, driven primarily by lower gain on sale of Small Business Administration (“SBA”) loans, partially offset by higher service charges and other fees and other operating income.

Non-interest expense for the 2018 first quarter increased to $22.6 million from $20.3 million in the 2017 first quarter. The increase in 2018 is primarily due to higher salaries and employee benefits and other operating expenses, partially offset by lower occupancy and equipment expense.

Income tax expense was $3.2 million in the 2018 first quarter, a decrease of $1.1 million compared with the 2017 first quarter. The decrease reflects a lower effective tax rate in 2018 due to the enactment of the Tax Cuts and Jobs Act in the fourth quarter of 2017. The Company estimates it will record income tax at an effective tax rate of approximately 23% for the remainder of 2018.

Balance Sheet and Asset Quality

Total assets were $4.5 billion at March 31, 2018, $70.6 million higher than December 31, 2017 and $435.6 million higher than March 31, 2017. Total loans at March 31, 2018 of $3.2 billion reflect growth of $544.4 million, or 20%, over March 31, 2017. Deposits totaled $3.4 billion at March 31, 2018, an increase of $448.4 million, or 15%, over March 31, 2017. Demand deposits increased $136.6 million year-over-year to $1.2 billion at March 31, 2018, representing 36% of total deposits.

Asset quality measures remained solid as non-performing assets were $6.3 million, or 0.14% of total assets, at March 31, 2018, compared to $1.3 million, or 0.03%, at March 31, 2017. Non-performing assets at March 31, 2018 includes $0.2 million of other real estate owned. Non-performing loans were $6.1 million, or 0.19% of total loans at March 31, 2018, compared to $1.3 million, or 0.05%, at March 31, 2017. Loans 30 to 89 days past due decreased $0.2 million to $4.5 million at March 31, 2018, compared to $4.7 million at March 31, 2017. Loans past due 90 days and accruing at March 31, 2018 and 2017 were comprised of acquired loans of $2.7 million and $1.1 million, respectively.

The allowance for loan losses increased $6.2 million to $32.8 million at March 31, 2018 from $26.6 million as of March 31, 2017. The allowance as a percentage of loans was 1.02% at March 31, 2018, unchanged compared to December 31, 2017 and 0.02% higher than March 31, 2017.

Stockholders’ equity grew $3.8 million to $433.3 million at March 31, 2018, compared to $429.5 million at March 31, 2017. The growth reflects earnings, partially offset by shareholders’ dividends and a decrease in the fair value of available for sale investment securities. Tangible book value per share increased $0.16 to $16.30 at March 31, 2018, compared to $16.14 at March 31, 2017. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules, and the Bank remains classified as well capitalized.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, BNB Bank, formerly known as The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.5 billion, operates 38 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, BNB operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of BNB’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2018	2017	2017
ASSETS
Cash and due from banks	$50,588	$76,614	$47,541
Interest earning deposits with banks	48,424	18,133	23,423
Total cash and cash equivalents	99,012	94,747	70,964
Securities available for sale, at fair value	726,056	759,916	823,515
Securities held to maturity	176,089	180,866	214,961
Total securities	902,145	940,782	1,038,476
Securities, restricted	36,195	35,349	35,249
Loans held for investment	3,201,897	3,102,752	2,657,519
Allowance for loan losses	(32,812)	(31,707)	(26,618)
Loans, net	3,169,085	3,071,045	2,630,901
Premises and equipment, net	33,892	33,505	35,124
Goodwill and other intangible assets	110,953	111,164	111,599
Other real estate owned	175	-	-
Accrued interest receivable and other assets	149,167	143,410	142,665
Total assets	$4,500,624	$4,430,002	$4,064,978

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$1,224,043	$1,338,701	$1,087,434
Savings, NOW and money market deposits	1,924,455	1,773,478	1,685,546
Certificates of deposit of $100,000 or more	159,303	158,584	131,193
Other time deposits	123,444	63,780	78,694
Total deposits	3,431,245	3,334,543	2,982,867
Federal funds purchased and repurchase agreements	872	50,877	50,707
Federal Home Loan Bank advances	520,092	501,374	491,177
Subordinated debentures, net	78,676	78,641	78,537
Other liabilities and accrued expenses	36,416	35,367	32,232
Total liabilities	4,067,301	4,000,802	3,635,520
Total stockholders' equity	433,323	429,200	429,458
Total liabilities and stockholders' equity	$4,500,624	$4,430,002	$4,064,978

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Interest income	$41,364	$39,960	$35,217
Interest expense	6,825	6,399	4,756
Net interest income	34,539	33,561	30,461
Provision for loan losses	800	10,400	800
Net interest income after provision for loan losses	33,739	23,161	29,661

Non-interest income:
Service charges and other fees	2,163	2,334	2,050
Title fee income	505	546	550
Net securities losses	-	(222)	-
Gain on sale of Small Business Administration loans	371	247	543
BOLI income	546	560	560
Other operating income	528	1,034	419
Total non-interest income	4,113	4,499	4,122

Non-interest expense:
Salaries and employee benefits	12,812	11,505	11,500
Occupancy and equipment	3,243	3,647	3,398
Restructuring costs	-	8,020	-
Amortization of other intangible assets	246	247	279
Other operating expenses	6,297	5,735	5,119
Total non-interest expense	22,598	29,154	20,296

Income (loss) before income taxes	15,254	(1,494)	13,487
Income tax expense	3,181	5,422	4,316
Net income (loss)	$12,073	$(6,916)	$9,171
Basic earnings (loss) per share	$0.61	$(0.35)	$0.47
Diluted earnings (loss) per share	$0.61	$(0.35)	$0.47
Weighted average common and equivalent shares	19,437	19,419	19,296

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Consolidated Financial Highlights (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Selected Financial Data:
Return on average total assets	1.09%	(0.63)%	0.92%
Adjusted return on average total assets (1)	1.09%	0.53%	0.92%
Return on average stockholders' equity	10.86%	(6.07)%	8.62%
Adjusted return on average stockholders' equity (1)	10.86%	5.15%	8.62%
Return on average tangible common equity (1) (2)	14.41%	(8.04)%	11.63%
Adjusted return on average tangible common equity (1) (2)	14.65%	7.01%	11.86%
Net interest margin, tax equivalent basis (1)	3.42%	3.36%	3.39%
Adjusted net interest margin (1)	3.22%	3.14%	3.13%
Efficiency ratio	58.47%	76.60%	58.69%
Adjusted efficiency ratio (1)	57.58%	54.08%	57.31%
Operating expense/average assets	2.05%	2.65%	2.04%
Adjusted operating expense/average assets (1)	2.03%	1.90%	2.02%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2) Average tangible common equity represents a non-GAAP financial measure calculated as average total stockholders' equity less average goodwill and intangible assets.

	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Selected Financial Data:
Book value per share	$21.91	$21.78	$21.80
Tangible book value per share (1)	$16.30	$16.14	$16.14
Common shares outstanding	19,780	19,709	19,698

Capital Ratios:
Total capital to risk weighted assets	13.3%	13.3%	14.8%
Tier 1 capital to risk weighted assets	10.0%	10.0%	11.2%
Common equity Tier 1 capital to risk weighted assets	10.0%	10.0%	11.2%
Tier 1 capital to average assets	7.9%	7.9%	8.5%
Tangible common equity to tangible assets (1) (2)	7.3%	7.4%	8.0%
Tier 1 capital to average assets (Bank)	9.5%	9.6%	9.9%

Asset Quality:
Loans 30-89 days past due	$4,506	$3,614	$4,676
Loans 90 days past due and accruing (3)	$2,665	$1,834	$1,072
Non-performing loans	$6,071	$6,955	$1,257
Other real estate owned	175	-	-
Non-performing assets	$6,246	$6,955	$1,257
Non-performing loans/total loans	0.19%	0.22%	0.05%
Non-performing assets/total assets	0.14%	0.16%	0.03%
Allowance/non-performing loans	540.47%	455.89%	2117.58%
Allowance/total loans	1.02%	1.02%	1.00%

(1) Tangible common equity represents a non-GAAP financial measure calculated as total stockholders' equity less goodwill and intangible assets.

(2) Tangible assets represents a non-GAAP financial measure calculated as total assets less goodwill and intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three Months Ended March 31,			Three Months Ended December 31,			Three Months Ended March 31,
	2018			2017			2017
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income) (1)	$3,127,900	$35,660	4.62%	$2,984,476	$34,309	4.56%	$2,587,999	$29,478	4.62%
Securities (1)	969,292	5,780	2.42%	997,762	5,918	2.35%	1,071,530	6,040	2.29%
Deposits with banks	23,108	90	1.58%	21,638	70	1.28%	21,411	46	0.87%
Total interest earning assets (1)	4,120,300	41,530	4.09%	4,003,876	40,297	3.99%	3,680,940	35,564	3.92%
Non interest earning assets:
Other assets	354,893			359,460			346,827
Total assets	$4,475,193			$4,363,336			$4,027,767

Interest bearing liabilities:
Deposits	$2,065,045	$3,226	0.63%	$1,996,584	$3,044	0.60%	$1,842,003	$2,108	0.46%
Federal funds purchased and repurchase agreements	151,647	606	1.62%	142,923	498	1.38%	143,565	316	0.89%
Federal Home Loan Bank advances	428,247	1,858	1.76%	401,155	1,723	1.70%	404,252	1,149	1.15%
Subordinated debentures	78,653	1,135	5.85%	78,618	1,134	5.72%	78,514	1,135	5.86%
Junior subordinated debentures	-	-	-	-	-	-	2,710	48	7.18%
Total interest bearing liabilities	2,723,592	6,825	1.02%	2,619,280	6,399	0.97%	2,471,044	4,756	0.78%
Non interest bearing liabilities:
Demand deposits	1,262,989			1,255,110			1,094,786
Other liabilities	37,838			36,689			30,464
Total liabilities	4,024,419			3,911,079			3,596,294
Stockholders' equity	450,774			452,257			431,473
Total liabilities and stockholders' equity	$4,475,193			$4,363,336			$4,027,767

Net interest income/interest rate spread (1)		34,705	3.07%		33,898	3.02%		30,808	3.14%

Net interest earning assets/net interest margin (1)	$1,396,708		3.42%	$1,384,596		3.36%	$1,209,896		3.39%

Tax equivalent adjustment		(166)	(0.02)%		(337)	(0.03)%		(347)	(0.03)%

Net interest income/net interest margin		$34,539	3.40%		$33,561	3.33%		$30,461	3.36%

(1) Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The tables below provide a reconciliation of generally accepted accounting principles ("GAAP") (as reported) and non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP, or considered to be more important than financial results determined in accordance with GAAP.

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Return on average total assets - as reported	1.09%	(0.63)%	0.92%
Restructuring costs	0.00%	0.73%	0.00%
Income tax effect of restructuring costs	0.00%	(0.26)%	0.00%
Deferred tax asset remeasurement	0.00%	0.69%	0.00%
Adjusted return on average total assets (non-GAAP)	1.09%	0.53%	0.92%

Return on average stockholders' equity - as reported	10.86%	(6.07)%	8.62%
Restructuring costs	0.00%	7.04%	0.00%
Income tax effect of restructuring costs	0.00%	(2.46)%	0.00%
Deferred tax asset remeasurement	0.00%	6.64%	0.00%
Adjusted return on average stockholders' equity (non-GAAP)	10.86%	5.15%	8.62%

Return on average tangible common equity - as reported	14.41%	(8.04)%	11.63%
Restructuring costs	0.00%	9.32%	0.00%
Amortization of other intangible assets	0.29%	0.29%	0.35%
Income tax effect of adjustments above	(0.05)%	(3.36)%	(0.12)%
Deferred tax asset remeasurement	0.00%	8.80%	0.00%
Adjusted return on average tangible common equity (non-GAAP)	14.65%	7.01%	11.86%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table presents a reconciliation of net income (loss) and diluted earnings (loss) per share (as reported) to adjusted net income and adjusted diluted earnings per share excluding restructuring costs and deferred tax asset remeasurement:

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Dollars in thousands, except per share amounts)	2018	2017	2017
Net income (loss) - as reported	$12,073	$(6,916)	$9,171
Adjustments:
Restructuring costs	-	8,020	-
Income tax effect of restructuring costs	-	(2,807)	-
Deferred tax asset remeasurement	-	7,572	-
Adjusted net income (non-GAAP)	$12,073	$5,869	$9,171

Diluted earnings (loss) per share - as reported	$0.61	$(0.35)	$0.47
Adjustments:
Restructuring costs	-	0.40	-
Income tax effect of restructuring costs	-	(0.14)	-
Deferred tax asset remeasurement	-	0.39	-
Adjusted diluted earnings per share (non-GAAP)	$0.61	$0.30	$0.47

The following table presents a reconciliation of efficiency ratio (as reported) and adjusted efficiency ratio (non-GAAP) :

Efficiency ratio - as reported	58.47%	76.60%	58.69%
Non-interest expense - as reported	$22,598	$29,154	$20,296
Less: Restructuring costs	-	(8,020)	-
Less: Amortization of intangible assets	(246)	(247)	(279)
Adjusted non-interest expense (non-GAAP)	$22,352	$20,887	$20,017
Net interest income - as reported	$34,539	$33,561	$30,461
Tax equivalent adjustment	166	337	347
Net interest income, tax-equivalent basis (non-GAAP)	$34,705	$33,898	$30,808
Non-interest income - as reported	$4,113	$4,499	$4,122
Less: Net securities losses	-	222	-
Adjusted non-interest income (non-GAAP)	$4,113	$4,721	$4,122
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$38,818	$38,619	$34,930
Adjusted efficiency ratio (non-GAAP) (1)	57.58%	54.08%	57.31%

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP) :

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2018	2017	2017
Operating expense as a % of average assets - as reported	2.05%	2.65%	2.04%
Restructuring costs	0.00%	(0.73)%	0.00%
Amortization of other intangible assets	(0.02)%	(0.02)%	(0.02)%
Adjusted operating expense as a % of average assets (non-GAAP)	2.03%	1.90%	2.02%

(1) Adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax-equivalent basis and adjusted non-interest income.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

The following table reconciles net interest margin (as reported) to adjusted net interest margin on a tax equivalent basis, excluding accretion income and average purchase accounting adjustments on acquired loans (non-GAAP) :

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Dollars in thousands)	2018	2017	2017
Net interest income - as reported	$34,539	$33,561	$30,461
Tax equivalent adjustment	166	337	347
Net interest income, tax-equivalent basis (non-GAAP)	$34,705	$33,898	$30,808
Adjustment:
Less: Accretion income on acquired loans	(1,959)	(2,072)	(2,238)
Adjusted net interest income, tax-equivalent basis (non-GAAP)	$32,746	$31,826	$28,570

Average interest earning assets - as reported	$4,120,300	$4,003,876	$3,680,940
Adjustment:
Average purchase accounting adjustments on acquired loans	9,131	14,309	19,114
Adjusted average interest earning assets (non-GAAP)	$4,129,431	$4,018,185	$3,700,054

Net interest margin - as reported (1)	3.40%	3.33%	3.36%
Tax equivalent adjustment	0.02%	0.03%	0.03%
Net interest margin, tax-equivalent basis (non-GAAP) (2)	3.42%	3.36%	3.39%
Adjustment:
Purchase accounting adjustments on acquired loans	(0.20)%	(0.22)%	(0.26)%
Adjusted net interest margin (non-GAAP) (3)	3.22%	3.14%	3.13%

(1) Net interest margin represents net interest income divided by average interest earning assets.

(2) Net interest margin, tax equivalent basis represents net interest income on a tax equivalent basis divided by average interest earning assets.

(3) Adjusted net interest margin represents adjusted net interest income, tax equivalent basis divided by adjusted average interest earning assets.

The following table presents the tangible common equity to tangible assets calculation (non-GAAP) :

	Mar. 31,	Dec. 31,	Mar. 31,
(Dollars in thousands)	2018	2017	2017
Total assets - as reported	$4,500,624	$4,430,002	$4,064,978
Less: Goodwill and other intangible assets - as reported	(110,953)	(111,164)	(111,599)
Tangible assets (non-GAAP)	$4,389,671	$4,318,838	$3,953,379

Total stockholders' equity - as reported	$433,323	$429,200	$429,458
Less: Goodwill and other intangible assets - as reported	(110,953)	(111,164)	(111,599)
Tangible common equity (non-GAAP)	$322,370	$318,036	$317,859

Tangible common equity to tangible assets (non-GAAP) (1)	7.3%	7.4%	8.0%

(1) Calculated by dividing tangible common equity by tangible assets.